Exhibit 99.2

ZAGG INC. REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Salt Lake City, Utah – November 9, 2010 – ZAGG Inc. (NASDAQ: ZAGG - News) (www.ZAGG.com), a leading producer of mobile electronics accessories including the popular invisibleSHIELD® and ZAGGaudio™ brands, today announced record financial results for the third quarter ended September 30, 2010.

•	Revenue for Q3 2010 was a record $23.1 million versus $9.7 million for Q3 2009, and $15.1 million for Q2 2010.

•	Adjusted EBITDA for Q3 2010 was $6.4 million or $0.27 per share versus $1.7 million or $0.07 per fully diluted share for Q3 2009, and $3.5 million or $0.15 per fully diluted share for Q2 2010.

•	Net income for Q3 2010 was $3.9 million or $0.16 per fully diluted share versus $0.9 million or $0.04 per share for Q3 2009, and $1.9 million or $0.08 per fully diluted share for Q2 2010.

Financial Results

Revenue for Q3 2010 was $23.1 million, versus $9.7 million for Q3 2009, an increase of 137% from the same quarter in 2009.  Revenue for the quarter was up sequentially due to continued sales growth in our current distribution channels and the addition of new distribution channels.

Gross profit for Q3 2010 was $11.6 million, or 50% of sales, compared to $5.2 million, or 54% of sales for Q3 2009, and $7.6 million or 50% of sales for Q2 2010.

Net income for Q3 2010 was $3.9 million or $0.16 per share as compared to net income of $0.9 million or $0.04 per share for Q3 2009, and $1.9 million or $0.08 per share for Q2 2010.

“This quarter we benefited from new distribution channels, the popularity of recent devices such as the iPad and the iPhone 4 from Apple and other new mobile device introductions, additional distribution of other ZAGG accessories, as well as continued strength in our internet sales,” said Robert G. Pedersen II, President and CEO of ZAGG. “We continue to see strong demand for our products across all our existing channels and partners including Best Buy.  Our newest channel partner in the third quarter, AT&T, has seen robust response to our products in their stores, and this will be an important relationship in our future growth strategy.”

Business highlights

In the quarter ZAGG announced new distribution agreements with Staples and AT&T, and saw continued expansion of ZAGG products into established resellers such as Best Buy, Cincinnati Bell and RadioShack.  New mobile device introductions in the quarter, such as the very popular Apple iPhone 4 and the HTC Evo, drove sales of ZAGG invisibleSHIELD, ZAGGskins, and accessories to record highs.  Additionally, ZAGG continued to see very strong sales of all their iPad-related products in the quarter.

Adjusted EBITDA

ZAGG considers earnings before other income or expense; income tax provision or benefit; impairment losses; depreciation and amortization; and share-based compensation expense related to stock and stock options (“Adjusted EBITDA”) to be important financial indicators of the Company’s operational strength and the performance of its business.  These results should be considered in addition to results prepared in accordance with generally accepted accounting principles (“GAAP”), but should not be considered as a substitute for, or superior to, GAAP results.

A reconciliation of the differences between Adjusted EBITDA and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Operations included below.

The difference between Adjusted EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, income tax provision or benefit, depreciation and amortization, impairment losses, share-based compensation and other non-cash charges.

Adjusted EBITDA for Q3 2010 was $6.4 million or $0.27 per share versus $1.7 million or $0.07 per share for Q3 2009, and $3.5 million or $0.15 per share in Q2 2010.

Conference Call

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A conference call will be held today at 5:00 p.m. Eastern Time to review these results. Participants  may access the call via the Internet at the event website and on the Company website at: www.ZAGG.com. The call will be available for replay for 30 days by dialing 1-877-660-6853 and entering account number 286 and call ID number 360272. A podcast of the event will also be available online or via Investor Calendar’s RSS feed.

For more information about ZAGG, please visit www.ZAGG.com,

Non-GAAP Financial Disclosure:
Investors are cautioned that the Adjusted EBITDA, or earnings/(loss) before other income/(expense), taxes, depreciation and amortization, impairment losses and stock-based compensation, and adjusted net income, or net income excluding amortization of intangible assets and share-based compensation expense related to stock and stock options, information contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Statement:
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

About ZAGG Inc.:
ZAGG® is a market leader in providing innovative consumer products like films, skins, audio and power solutions that protect, personalize, and enhance the mobile experience.  ZAGG’s products are distributed worldwide with popular, award-winning brands such as the invisibleSHIELD®, ZAGGskins™, ZAGGsparq™, ZAGGbuds™ and ZAGG LEATHERskins™.  The patent-pending invisibleSHIELD, ZAGG’s flagship product, is the original thin film full-body protector, and is available in over 5,000 precision pre-cut designs with a lifetime replacement warranty.  ZAGG products are available online at ZAGG.com and in major retailers around the globe, including Best Buy, AT&T, Target, RadioShack, Cricket, Carphone Warehouse and hundreds of other retailers. For more product or investor information please visit the company's web site at www.ZAGG.com.

Media:
ZAGG Inc.
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete, 303-415-0200
krogersc@genesisselect.com

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